Exhibit 28(i)

BAKER BOTTS L.L.P.	1500 SAN JACINTO CENTER 98 SAN JACINTO BLVD. AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 27, 2010

The Alerian MLP Funds Trust
2100 McKinney Ave, Suite 1825
Dallas, Texas 75201

Ladies and Gentlemen:

            We have acted as counsel to The Alerian MLP Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Trust’s Registration Statement on Form N-1A (File Nos. 333-163614, 811-22363) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest of the series and classes of the Trust listed in Appendix A attached to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).  At your request, we are furnishing this opinion to you for filing as Exhibit 28(i) to the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement and Pre-Effective Amendment No. 1 thereto, the Trust’s Declaration of Trust, as amended, and By-Laws and the actions of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Prospectuses and Statements of Additional Information included in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

BAKER BOTTS L.L.P.

We hereby consent to the filing of this opinion with the Commission as Exhibit 28(i) to the Registration Statement and to the reference to our Firm under the heading “Legal Counsel” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.

Appendix A

Alerian MLP Select 40 Fund

Class A Shares
Class I Shares
Class Y Shares

Alerian MLP Alpha Fund

Class A Shares
Class I Shares

Alerian MLP Income Fund
Class A Shares
Class I Shares